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                                                                      EXHIBIT 21


                         TURBOSONIC TECHNOLOGIES, INC.



                                 SUBSIDIARIES
                                 ------------


                                    State of
     Name                           Incorporation            % Ownership
     ----                           -------------            -----------

Sonic Fabricating, Inc.             Delaware                    100%

Sonic Thermal Systems, Inc.         Delaware                     80%

Euthenergy International, Inc.      Delaware                     80%

TurboSonic Canada, Inc.             Canada (Ontario)            100%

Turbotak Technologies, Inc.         Canada (Ontario)            100%

TurboSonic, Inc.                    Canada (Ontario)            100%

Turbotak USA Inc.                   Michigan                    100%